MEDIMMUNE REPORTS RECORD REVENUES
FOR 2003 THIRD QUARTER AND NINE-MONTH PERIOD

Highlights for First Nine Months of 2003
o   Total revenues increased 38 percent
o   Synagis® and Ethyol® sales increased 37 percent and 29 percent, respectively
o   Adjusted net earnings in 2003 grew to $113 million ($0.44 per diluted share) versus adjusted net earnings of $14 million ($0.06 per diluted share) in 2002
o   GAAP net earnings in 2003 grew to $107 million ($0.42 per diluted share) versus a GAAP net loss of $1.2 billion ($4.75 per share) in 2002
o   FluMist(TM)approved in June and launched in September in U.S.
o   Phase 2 trials initiated with Vitaxin(R)and Ethyol(R)
o   Investigational New Drug Application filed for Numax(TM)
o   In-licensed rights to technologies targeting B-cell lymphoma and inflammatory diseases

GAITHERSBURG, MD, October 23, 2003 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the third quarter of 2003 increased 34 percent to $99 million from $74 million in the third quarter of 2002. Product sales for the 2003 third quarter grew 35 percent to $82 million due primarily to a 55-percent increase in sales of Synagis® (palivizumab) to $49 million. Other revenues for the third quarter grew 27 percent to $17 million due primarily to milestone and other payments for FluMist™ (Influenza Virus Vaccine Live, Intranasal) associated with achieving certain supply goals and inclusion in the American Academy of Pediatrics’ Influenza Vaccine Implementation Information for 2003/2004.

As of September 30, 2003, MedImmune billed $30 million to Wyeth, the company's co-promotion partner for FluMist, for 2.4 million doses shipped in the quarter. As a result of a supplemental agreement signed with Wyeth on September 30, 2003, and in accordance with generally accepted accounting principles (GAAP), these transfer-related billings are expected to be recorded as product sales once the transfer price for the first season is determinable. Therefore, as of September 30, 2003, the cost of the 2.4 million doses shipped to Wyeth is reflected on MedImmune's balance sheet in inventory, and the $13 million collected as the end of the quarter from Wyeth is reflected as an advance.

Total revenues for the 2003 nine-month period increased 38 percent to $647 million from $469 million in the 2002 nine-month period. Product sales for the first nine months of 2003 grew 35 percent to $594 million, driven primarily by a 37-percent increase in sales of Synagis to $491 million and a 29-percent increase in sales of Ethyol® (amifostine) to $72 million. Other revenues for the first nine-months of 2003 were $53 million, up 83 percent from first nine months of 2002, due primarily to milestones and other payments associated with FluMist.

“Three quarters into the year, we continue to see outstanding progress at MedImmune,” commented David M. Mott, MedImmune’s chief executive officer. “We continue to see solid growth from our two established drugs, Synagis and Ethyol. We gained approval for and launched the first innovation in flu prevention in over 50 years with the introduction of FluMist. Our research, clinical and development initiatives have advanced several new programs, including new clinical trials for Vitaxin, Ethyol and Numax. Our business development efforts have resulted in the in-licensing of exciting new targets, such as MT103 from Micromet and HMGB-1 from Critical Therapeutics. And finally, we completed one of the most attractive biotech convertible debt financings, and initiated a stock buy-back program.”

For the third quarter of 2003, MedImmune reported a net loss of $16 million, or $0.07 per share, computed in accordance with GAAP. In the 2002 third quarter, MedImmune reported a GAAP net loss of $36 million, or $0.14 per share.

For the first nine months of 2003, MedImmune reported net earnings of $107 million, or $0.42 per diluted share on a GAAP basis. For the first nine months of 2002, MedImmune reported a GAAP net loss of $1.2 billion, or $4.75 per share. The 2002 loss primarily reflects the impact of a $1.2 billion charge for acquired in-process research and development associated with the acquisition of MedImmune Vaccines, Inc. (formerly known as Aviron) in January 2002.

Cash and marketable securities at September 30, 2003 were $1.7 billion, up from $1.4 billion at December 31, 2002, primarily reflecting positive cash flow from the company’s ongoing business operations and the issuance of $500 million of convertible senior notes due 2023, partially offset by repurchases of approximately $219 million of our common stock through the end of the third quarter.

Adjusted Results

MedImmune also announced “adjusted” results today, which exclude certain amounts associated with the acquisition of MedImmune Vaccines. MedImmune computes adjusted earnings in both years by adding back amounts that are related to the acquisition of MedImmune Vaccines. In 2003, these amounts included: amortization of intangible assets; compensation expense associated with the assumption and vesting of unvested stock options; retention payments; and amortization of the premium on convertible subordinated notes acquired as a part of the acquisition of MedImmune Vaccines. In 2002, the adjusted amounts also included the acquired in-process research and development charge and severance payments in addition to amounts for the items previously listed. MedImmune believes the adjusted results for 2003 and 2002 are more indicative of the underlying trends in the operations of the business. The accompanying schedules present the reconciliation from GAAP results to adjusted results, with additional details included in the notes to those schedules.

2003 Third Quarter Adjusted Earnings

For the 2003 third quarter, MedImmune’s adjusted net loss decreased to $16 million, or $0.06 per share, from an adjusted net loss of $32 million, or $0.13 per share, in the 2002 third quarter. Gross margins on product sales were 63 percent in both the 2003 and 2002 quarters.

Research and development (R&D) expenses increased to $52 million in the 2003 third quarter from $31 million in the 2002 third quarter, primarily due to payments related to accessing rights to data and developmental opportunities for two technologies. In July 2003, MedImmune agreed to make a $10 million payment to Critical Therapeutics, Inc. as a part of their newly established collaboration to co-develop biologic products targeting a novel pro-inflammatory cytokine to treat severe inflammatory diseases. In connection with the September 30, 2003 supplemental agreement with Wyeth, MedImmune agreed to pay $10 million for its part in co-funding certain international Phase 3 studies conducted by Wyeth with the next generation of the intranasally delivered influenza vaccine technology (CAIV-T). Data from these completed trials may have the potential to accelerate the evolution of MedImmune’s long-range plans for its intranasally delivered flu vaccine program in the United States.

Selling, general and administrative (SG&A) costs in the 2003 third quarter increased to $51 million from $50 million in the comparable 2002 period, due primarily to increases in marketing and co-promotion programs, largely for Synagis, which were offset by a decrease in the provision for bad debts and the impact of settling a contractual dispute in 2002.

Other operating expenses in the 2003 third quarter were $2 million compared to $21 million in the 2002 third quarter. The decrease is due to the shift in the costs of FluMist manufacturing that are in inventory this year, but were expensed as other operating costs in last year’s quarter.

2003 Nine Month Adjusted Earnings

For the 2003 nine-month period, MedImmune’s adjusted net earnings dramatically increased over the same 2002 period to $113 million, or $0.44 per diluted share. In 2002, MedImmune’s adjusted net earnings in the first nine months were $14 million, or $0.06 per diluted share.

Gross margins on product sales for the 2003 nine-month period were 74 percent, compared to 73 percent in the nine-month period of 2002, due to higher margins, particularly for Synagis, which are largely a result of lower sales allowances that increased net product sales.

R&D expenses increased to $110 million in the 2003 nine-month period from $105 million in the same period of 2002. The increase is due largely to payments made in 2003 associated with gaining access to new data and technologies, partially offset by the completion in 2002 of several late-stage clinical trials, including Phase 2 clinical trials with siplizumab, and the Phase 3 Synagis clinical trial in congenital heart disease patients that led to approval of an expanded indication by the U.S. Food and Drug Administration in September 2003.

SG&A costs in the 2003 nine-month period increased to $214 million from $188 million in the 2002 nine-month period, due primarily to increased marketing and co-promotion expenses for Synagis, partially offset by a decrease in the provision for bad debts and the impact of settling a contractual dispute in 2002.

Other operating expenses in the 2003 nine-month period declined to $22 million from $54 million in the same period in 2002. The decrease is due to the shift in the costs of FluMist manufacturing that are in inventory this year, but were expensed as other operating costs in the prior year.

MedImmune estimates its effective tax rate to be 37 percent for the 2003 period, compared to 36 percent in the nine-month period of 2002. The increase is largely due to a reduction in the amount of credits available for research and development activities relative to the growth in earnings.

Looking Ahead in 2003

MedImmune is providing both GAAP and adjusted guidance, as well as a reconciliation between the two, as a convenience to its investors. As previously described in this press release, MedImmune’s 2003 adjusted guidance excludes certain amounts associated with the acquisition of MedImmune Vaccines. To reconcile MedImmune’s adjusted guidance to its GAAP guidance for 2003, the following acquisition-related expenses should be excluded from the GAAP guidance: approximately $6 million in cost of sales; approximately $3 million in R&D; approximately $8 million in SG&A; and approximately $3 million in other operating expenses. In addition, approximately $3 million of net interest income should be excluded from the GAAP guidance to reconcile to the adjusted guidance. The guidance and objectives provided below are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Remainder of 2003

MedImmune has modestly increased its 2003 guidance for other operating expense due to a minor reclassification from cost of goods sold. All other previously stated financial guidance remains unchanged.

   Revenue Guidance for 2003

o   Total revenues: $1.1 billion to $1.15 billion (30% to 36% growth over 2002)
     - Product sales: 27% to 31% over 2002
     - Synagis revenues: 23% to 27% over 2002
     - Ethyol revenues: 20% to 25% over 2002
     - Total FluMist revenues (product sales and other revenues, primarily from milestones and royalties): $120 million to $140 million

   GAAP Guidance for 2003

o   Earnings per diluted share: $0.84 to $0.89 (compared to a 2002 loss of $4.40 per share)
o   Gross margins: approximately 71% of product sales
o   R&D: $157 million to $162 million
o   SG&A: 34% to 35% of product sales
o   Other operating expenses: $25 million to $27 million
o   Tax rate: approximately 37%

   Adjusted Guidance for 2003

o   Earnings per diluted share: $0.88 to $0.93 (110% to 121% growth over 2002)
o   Gross margins: approximately 71% of product sales
o   R&D: $155 million to $160 million
o   SG&A: 33% to 34% of product sales
o   Other operating expenses: $22 million to $24 million
o   Tax rate: approximately 37%

Guidance for the Quarter Ending December 31, 2003

For the first time, MedImmune is providing the following guidance for the fourth quarter of 2003. The difference between the GAAP and adjusted guidance is approximately $7 million of net pretax expenses associated with the acquisition of MedImmune Vaccines.

o   Earnings per diluted share:
     - Adjusted: $0.44 to $0.49
     - GAAP: $0.42 to $0.47
o   Total revenues: $450 million to $500 million

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, October 23, 2003 at 8:00 a.m. Eastern Time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until October 30, 2003. An audio replay of the webcast will be available, beginning at 11:00 a.m. Eastern Time on October 23, 2003 and ending at midnight October 30, 2003 by calling (888) 286-8010. The passcode for the audio replay is 81619281.

About MedImmune

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), FluMist™ (Influenza Virus Vaccine Live, Intranasal), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,700 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

Synagis is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere from October through May. FluMist is marketed for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5-17 years of age, and healthy adults, 18-49 years of age. Ethyol is marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid. CytoGam is marketed for the prophylaxis against cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas, and heart. For full prescribing information of all of MedImmune’s products, see the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of October 23, 2003 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; whether FluMist will be successfully launched at a favorable price; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease and influenza occur primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. This press release contains certain financial measures that are adjusted to exclude amounts required by GAAP, and includes the most directly comparable GAAP measure for each adjusted measure, as well as a reconciliation between the GAAP results and the adjusted results. This press release can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.

Condensed Consolidated Statements of Operations (Unaudited) (1)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$82,283	$60,842	$593,988	$439,903
Other revenue	17,076	13,401	52,522	28,758

	99,359	74,243	646,510	468,661

Costs and expenses:
Cost of sales	30,060	22,296	156,088	117,815
Research and development	52,734	31,822	112,302	110,436
Selling, general and administrative	53,380	52,806	220,367	196,863
Other operating expenses	1,935	24,118	24,806	68,111
Acquired in-process research and development	--	--	--	1,179,321

	138,109	131,042	513,563	1,672,546

Interest income, net	11,552	10,949	35,449	30,217
Gain (loss) on investment activities	1,214	(10,557)	818	(10,666)

(Loss) earnings before income taxes	(25,984)	(56,407)	169,214	(1,184,334)
(Benefit) provision for income taxes	(9,614)	(20,115)	62,609	(1,728)

Net (loss) earnings	$(16,370)	$(36,292)	$106,605	$(1,182,606)

Basic (loss) earnings per share	$(0.07)	$(0.14)	$0.42	$(4.75)

Shares used in computing basic (loss) earnings per share	249,371	250,830	250,981	249,080

Diluted (loss) earnings per share	$(0.07)	$(0.14)	$0.42	$(4.75)

Shares used in computing diluted (loss) earnings per share	249,371	250,830	254,684	249,080

(1)     Certain prior year amounts have been reclassified to conform to the current presentation.

MedImmune, Inc.

Selected Financial Information – Reconciliation of GAAP to Adjusted Results (Unaudited) (1)

(in thousands, except per share data)

	Three Months Ended September 30, 2003				Three Months Ended September 30, 2002
	Acquisition-related				Acquisition-related
	GAAP (2)	Adjustments (3)		Adjusted	GAAP (2)	Adjustments (3)		Adjusted
Revenues:
Product sales	$82,283	$--		$82,283	$60,842	$--		$60,842
Other revenue	17,076	--		17,076	13,401	--		13,401

	99,359	--		99,359	74,243	--		74,243

Costs and expenses:
Cost of sales	30,060	--		30,060	22,296	--		22,296
Research and development	52,734	(315	)(4)	52,419	31,822	(1,092	)(7)	30,730
Selling, general and
administrative	53,380	(2,006	)(5)	51,374	52,806	(2,729	)(8)	50,077
Other operating expenses	1,935	--		1,935	24,118	(3,431	)(9)	20,687
Acquired in-process
research and development	--	--		--	--	--		--

	138,109	(2,321)		135,788	131,042	(7,252)		123,790

Interest income, net	11,552	(1,030	)(6)	10,522	10,949	(466	)(10)	10,483
Gain (loss) on investment activities	1,214	--		1,214	(10,557)	--		(10,557)

(Loss)earnings before income taxes	(25,984)	1,291		(24,693)	(56,407)	6,786		(49,621)
(Benefit) provision for income taxes	(9,614)	477		(9,137)	(20,115)	2,322		(17,793)

Net (loss) earnings	$(16,370)	$814		$(15,556)	$(36,292)	$4,464		$(31,828)

Basic (loss) earnings per share	$(0.07)	$0.01		$(0.06)	$(0.14)	$0.01		$(0.13)

Shares used in computing
basic (loss) earnings per share	249,371			249,371	250,830			250,830

Diluted (loss) earnings per share	$(0.07)	$0.01		$(0.06)	$(0.14)	$0.01		$(0.13)

Shares used in computing
diluted (loss) earnings per share	249,371			249,371	250,830			250,830

(1)	Certain prior year amounts have been reclassified to conform to the current presentation.
(2)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(3)	Acquisition-related adjustments are the amounts listed in notes (4) through (10) that are related to the company’s acquisition of MedImmune Vaccines, Inc.
(4)	Consists of $0.3 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.
(5)	Consists of $2.0 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.
(6)

Consists of $1.0 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes including the accelerated amortization associated with debt retired during the three month period.

(7)	Consists of $1.1 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction
(8)	Consists of $2.7 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.
(9)	Consists of $3.4 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.
(10)	Consists of $0.5 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

MedImmune, Inc.

Selected Financial Information – Reconciliation of GAAP to Adjusted Results (Unaudited) (1)

(in thousands, except per share data)

	Nine Months Ended September 30, 2003				Nine Months Ended September 30, 2002
	Acquisition-related				Acquisition-related
	GAAP (2)	Adjustments (3)		Adjusted	GAAP (2)	Adjustments (3)		Adjusted
Revenues:
Product sales	$593,988	$--		$593,988	$439,903	$--		$439,903
Other revenue	52,522	--		52,522	28,758	--		28,758

	646,510	--		646,510	468,661	--		468,661

Costs and expenses:
Cost of sales	156,088	--		156,088	117,815	--		117,815
Research and development	112,302	(2,367	)(4)	109,935	110,436	(5,656	)(8)	104,780
Selling, general and
administrative	220,367	(6,213	)(5)	214,154	196,863	(8,632	)(9)	188,231
Other operating expenses	24,806	(3,164	)(6)	21,642	68,111	(14,449	)(10)	53,662
Acquired in-process
research and development	--	--		--	1,179,321	(1,179,321	)(11)	--

	513,563	(11,744)		501,819	1,672,546	(1,208,058)		464,488

Interest income, net	35,449	(1,962	)(7)	33,487	30,217	(1,352	)(12)	28,865
Gain (loss) on investment activities	818	--		818	(10,666)	--		(10,666)

Earnings (loss) before income taxes	169,214	9,782		178,996	(1,184,334)	1,206,706		22,372
Provision (benefit) for income taxes	62,609	3,619		66,228	(1,728)	9,676		7,948

Net earnings (loss)	$106,605	$6,163		$112,768	$(1,182,606)	$1,197,030		$14,424

Basic earnings (loss) per share	$0.42	$0.03		$0.45	$(4.75)	$4.81		$0.06

Shares used in computing
basic earnings (loss)
per share	250,981			250,981	249,080			249,080

Diluted earnings (loss) per share	$0.42	$0.02		$0.44	$(4.75)	$4.81		$0.06

Shares used in computing
diluted earnings (loss)
per share	254,684			254,684	249,080			251,711

(1)	Certain prior year amounts have been reclassified to conform to the current presentation.
(2)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(3)	Acquisition-related adjustments are the amounts listed in notes (4) through (12) that are related to the company’s acquisition of MedImmune Vaccines, Inc.
(4)

Consists of $1.2 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.5 million for retention payments, and $0.7 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(5)	Consists of $6.2 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.
(6)

Consists of $2.8 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.2 million for retention payments, and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(7)

Consists of $2.0 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes including the accelerated amortization associated with debt retired during the period.

(8)

Consists of $3.9 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $1.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(9)

Consists of $7.8 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $0.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(10)

Consists of $10.4 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $4.0 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(11)	Represents the fair value of purchased in-process technology of $1.2 billion, primarily related to MedImmune Vaccines’ lead product candidate, FluMist, which was approved by the FDA on June 17, 2003.
(12)	Consists of $1.4 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

MedImmune, Inc.

Condensed Consolidated Balance Sheets (1)

(in thousands)

	September 30,	December 31,
	2003	2002
	(unaudited)
Assets:
Cash and marketable securities	$1,712,827	$1,423,056
Trade and contract receivables, net	77,311	124,172
Inventory, net	106,528 (2)	59,963
Deferred taxes, net	228,513	247,773
Property and equipment, net	241,148	183,992
Goodwill and intangible assets, net	116,765	129,245
Other assets	42,272	20,088

	$2,525,364	$2,188,289

Liabilities and shareholders' equity:
Accounts payable	$18,709	$19,773
Accrued expenses	115,370	231,407
Advance from Wyeth	13,096 (3)	--
Other liabilities	49,470	41,519
Long term debt	701,958	218,356
Shareholders' equity	1,626,761	1,677,234

	$2,525,364	$2,188,289

Common shares outstanding	247,632	251,262

(1)	Certain prior year amounts have been reclassified to conform to the current presentation.
(2)

Includes $21 million of unfinished FluMist doses that had been shipped to Wyeth as of September 30, 2003. Transfer revenue related to these doses is expected to be recorded as product sales once the transfer price is determinable.

(3)	Comprised of cash payments received from Wyeth as of September 30, 2003.